SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated October 26, 2017 between
ADVISORS ASSET MANAGEMENT, INC.
and
VIDENT INVESTMENT ADVISORY, LLC
and
ETF SERIES SOLUTIONS

Fund	Minimum Fee	Rate
AAM S&P 500 High Dividend Value ETF	$12,000	0.04% on the first $250 million; 0.03% on the next $250 million; and 0.02% on net assets in excess of $500 million
AAM S&P Emerging Markets High Dividend Value ETF	$25,000	0.06% on the first $250 million; 0.05% on the next $250 million; and 0.04% on net assets in excess of $500 million
AAM S&P Developed Markets High Dividend Value ETF	$18,000	0.05% on the first $250 million; 0.04% on the next $250 million; and 0.03% on net assets in excess of $500 million
AAM Low Duration Preferred and Income Securities ETF	$20,000	0.04% on the first $250 million; 0.03% on the next $250 million; and 0.02% on net assets in excess of $500 million
AAM Transformers ETF	$30,000	0.055% on the first $250 million; 0.045% on the next $250 million; and 0.035% on net assets in excess of $500 million

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of January 20, 2022.

ADVISORS ASSET MANAGEMENT, INC. By: /s/ John Galvin Name: John Galvin Title: EVP, Asset Management Solutions
VIDENT INVESTMENT ADVISORY, LLC By: /s/ Amrita Nandakumar Name: Amrita Nandakumar Title: President
ETF SERIES SOLUTIONS By: /s/ Isabella K. Zoller Name: Isabella K. Zoller Title: Secretary